EXHIBIT 77 to Neuberger Berman Intermediate
Municipal Fund Inc. NSAR 10/31/09

File Number: 81121168
CIK Number: 0001178839

Item 77C

Report of Votes of Stockholders
An annual meeting of stockholders of Neuberger
Berman Intermediate Municipal Fund Inc. was held on May 13, 2009. Upon completion of the acquisition of Neuberger Berman Management
LLC (Old Management) and Neuberger Berman, LLC
(NB, LLC) by NBSH Acquisition, LLC,
an entity organized by key members of
Neuberger Bermans senior management (the
Acquisition), the Funds management and
subadvisory agreements with Old Management and NB, LLC, respectively, automatically terminated.
To provide for continuity of management, interim management and subadvisory agreements became effective upon completion of the Acquisition on May 4, 2009. Stockholders voted to approve a new management agreement between the Fund and a newlyformed successor entity to Old Management (New Management) and a new subadvisory agreement with respect to the Fund between New Management and Neuberger Berman LLC (formerly known as
Neuberger Berman, LLC) (Neuberger).
Stockholders also voted to elect six Class
I Directors to serve until the annual meeting of stockholders in 2012, or until their successors are elected and qualified. Class II Directors (which include John Cannon, C. Anne Harvey, George W.
Morriss, Tom D. Seip and Jack L. Rivkin) and Class III Directors (which include Joseph
V. Amato, Martha C. Goss, Robert A. Kavesh,
Howard A. Mileaf, Edward A. OBrien and Candace
L. Straight) continue to hold office until the annual meeting in 2010 and 2011, respectively.
PROPOSAL 1 TO APPROVE A NEW MANAGEMENT AGREEMENT BETWEEN
EACH FUND AND NEW MANAGEMENT
Common and Preferred Shares

Votes For	Votes Against	Abstentions	Broker NonVotes
8,657,370	1,371,177	386,271		2,541,457

PROPOSAL 2 TO APPROVE A NEW SUBADVISORY AGREEMENT WITH
RESPECT TO EACH FUND BETWEEN NEW MANAGEMENT AND NEUBERGER
Common and Preferred Shares

Votes For	Votes Against	Abstentions	Broker NonVotes
8,666,017	1,379,685	369,116		2,541,457

PROPOSAL 3 TO APPROVE THE ELECTION OF SIX CLASS I DIRECTORS TO
SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2012:
Common and Preferred Shares

		Votes For	Votes Withheld	Abstentions	Broker NonVotes
Faith Colish	11,650,471	1,305,804

Robert Conti	11,636,153	1,320,122

Michael M.
Knetter		11,634,703	1,321,572

Cornelius T.
Ryan		11,648,471	1,307,804

Peter P. Trapp	11,651,038	1,305,507




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